Exhibit 10.3
HYPERION SOLUTIONS CORPORATION
SANTA CLARA, CA
November 16, 2005
Mr. Burton Goldfield
Senior Vice President, Worldwide Field Operations
Hyperion Solutions Corporation
Re: Amendment of Employment Agreement
Dear Burton,
     Reference is made to your employment agreement dated January 1, 2004 (the “Original Agreement”). As you know, the Original Agreement obligates Hyperion Solutions Corporation to provide you with certain equity acceleration opportunities upon the occurrence of various events should this benefit be offered to certain other employees. As you are also aware, this benefit has in fact been offered. So, we are amending the Original Agreement to provide you with the same benefit. All other provisions of the Original Agreement remain in effect.
The following is hereby added to the Original Agreement as Section 7:
7. Acceleration.
a. All of Employee’s unvested stock options, restricted stock, restricted stock units, or other similar forms of equity compensation, shall immediately vest or otherwise become fully available to the Employee if Hyperion was subject to a change in ownership and/or control, as defined below, during the term of this Agreement and:
i. Hyperion terminates Employee’s Employment for any reason other than permanent disability, or cause, as defined below, within three (3) months prior to, or within twelve (12) months thereafter, such a change in ownership and/or control, or
ii. Employee resigns for good reason, as defined below, within twelve (12) months thereafter such, a change in ownership and/or control.
b. For purposes of this Section 7 only, termination for cause means:
i. Employee’s failure to perform, in a material fashion, one or more reasonable and lawful duties assigned to Employee by Hyperion, if such failure continues for seven (7) days or more after Hyperion has given Employee written notice describing such failure and advising Employee of the consequences of such failure under this Agreement, provided that such notice shall be required only with respect to the first such failure;
ii. Employee’s material misconduct relating to Hyperion’s affairs, if such misconduct continues for seven (7) days or more after Hyperion has given Employee written notice describing such misconduct and advising Employee of the consequences of such misconduct under this Agreement, provided that such notice shall be required only with respect to the first occurrence of such misconduct, provided further there shall be no requirement that the misconduct continue for seven (7) days or more with respect to acts for which an employee’s employment is specifically terminable under Hyperion’s policies and procedures applicable to all employees;
iii. Employee’s conviction of, or a plea of guilty or no contest to, a felony, or a misdemeanor which calls into question Employee’s honesty, under the laws of any country, including the United States, or any state thereof;
iv. any breach of this Agreement or the employee agreement, relating to confidential information and intellectual property rights, between Employee and Hyperion;
v. threats or acts, of violence or harassment, directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of Hyperion; or
vi. fraud or embezzlement involving the assets of Hyperion or its affiliates, customers or suppliers.
Termination for cause hereunder shall be deemed to be termination for misconduct under Hyperion’s stock option plans and related agreements.
c. For purposes of this Section 7 only, a change in ownership and/or control means:
i. a change in ownership or control of Hyperion effected through either of the following actions:
1. the acquisition, directly or indirectly, by any person or related group of persons (other than Hyperion, or a person that directly or indirectly controls, is controlled by, or is under common control with, Hyperion), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of Hyperion’s outstanding securities pursuant to a tender or exchange offer made directly to Hyperion’s stockholders which the Hyperion board of directors does not recommend such stockholders to accept; or
2. a change in the composition of the board over a period of thirty-six (36) consecutive months, or less, such that a majority of board members ceases,

by reason of one or more contested elections for board membership, to be comprised of individuals who either have been board members continuously since the beginning of such period, or have been elected or nominated for election as board members during such period by at least a majority of the board members who were still in office at the time the board approved such election or nomination; or
ii. either of the following stockholder-approved transactions to which Hyperion is a party:
1. a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Hyperion’s outstanding securities are transferred to a person, or persons or entity different from the persons or entities holding those securities immediately prior to such transaction; or
2. the sale, transfer or other disposition of all or substantially all of Hyperion’s assets in complete liquidation or dissolution of Hyperion.
d. For purposes of this Section 7 only, good reason means:
i. a change in Employee’s position with Hyperion which materially reduces Employee’s level of responsibility in effect immediately prior to the change of ownership and/or control;
ii. a reduction in Employee’s level of compensation (including Base Salary, benefits and participation in corporate-performance based bonus or incentive programs) in effect immediately prior to the change of ownership and/or control by more than fifteen percent (15%); or
iii. a relocation of Employee’s place of employment prior to the change of ownership and/or control by more than fifty (50) miles;
provided and only if such change, reduction or relocation is effected by Hyperion without Employee’s consent.
Sincerely,
/s/Steve McMahon
Steve McMahon, Vice President, Human Resources, for
Hyperion Solutions Corporation
Acknowledged by:

/s/Burton Goldfield Burton Goldfield

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